EXHIBIT B

Form of Lock-Up Agreement (“Lock-Up Agreement”)

[____] [_], 2025

HOVDE GROUP, LLC

As Representative of the Underwriters named in Schedule I to the Underwriting Agreement referred to below

c/o	HOVDE GROUP, LLC 1629 Colonial Parkway Inverness, Illinois 60067

Dear Sirs and Madams:
As an inducement to the underwriters (the “Underwriters”) to execute an underwriting agreement (the “Underwriting Agreement”) providing for a public offering (the “Offering”) of common stock, $0.01 par value per share (“Common Stock”), of Commercial Bancgroup, Inc. (together with any successor, by merger or otherwise, thereto, the “Company”), the undersigned (the “Undersigned”) hereby agrees that without, in each case, the prior written consent of Hovde Group, LLC (the “Representative”), on behalf of the Underwriters, during the period commencing on the effective date of this Lock-Up Agreement and continuing through and including the date that is [24 months / 180 calendar days] after the date of the final prospectus used to sell shares of Common Stock in the Offering pursuant to the Underwriting Agreement to which you are or expect to become parties (the “Lock-Up Period”), the Undersigned will not (and will cause any spouse of the Undersigned with jointly held shares of Common Stock, any children of the Undersigned’s spouse or the Undersigned living in the Undersigned’s household, or any partnership, corporation, trust or other entity within the Undersigned’s control that jointly holds Common Stock not to): (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive shares of Common Stock (including without limitation, shares of Common Stock which may be deemed to be beneficially owned by the Undersigned in accordance with the rules and regulations of the U.S. Securities and Exchange Commission) whether now owned or hereafter acquired (the “Undersigned’s Securities”); (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Undersigned’s Securities, whether any such transaction is to be settled by delivery of shares of Common Stock or other securities described in clause (1), in cash or otherwise; (3) make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for shares of Common Stock; or (4) publicly disclose the intention to do any of the foregoing.

The Undersigned agrees that the foregoing restrictions preclude the Undersigned from engaging in any hedging or other transaction which is designed to, or which reasonably could be expected to lead to, or result in a sale or disposition of, the Undersigned’s Securities even if such Undersigned’s Securities would be disposed of by someone other than the Undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Securities or with respect to any security that includes, relates to, or derives any significant part of its value from such Undersigned’s Securities. Notwithstanding the foregoing, the Undersigned may pledge the Undersigned’s Securities pursuant to a bona fide pledge arrangement, provided that before entering into such an arrangement the pledgee agrees in writing with the Underwriters to be bound by the terms of this Lock-Up Agreement.

If the Undersigned is an officer or director of the Company, (i) the Representative agrees that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of shares of Common Stock, the Representative will notify the Company of the impending release or waiver, and (ii) the Company has agreed in the Underwriting Agreement to announce the impending release or waiver by issuing a press release through a major news service at least two business days before the effective date of the release or waiver.  Any release or waiver granted by the Representative to any such officer or director of the Company shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if both (a) the release or waiver is effected solely to permit a transfer not for consideration, and (b) the transferee has agreed in writing to be bound by the same terms described in this Lock-Up Agreement that are applicable to the transferor, to the extent and for the duration that such terms remain in effect at the time of the transfer. The Undersigned further agrees that the foregoing provisions shall be equally applicable to any shares of issuer-directed Common Stock that the Undersigned may purchase in the Offering.
Notwithstanding the foregoing, the Undersigned may transfer the Undersigned’s Securities:
(i) as a bona fide gift or gifts;
(ii) to any trust for the direct or indirect benefit of the Undersigned or the immediate family (as defined below) of the Undersigned;
(iii) if the Undersigned is a trust, transfers to the beneficiary of such trust;
(iv) transfers by testate succession or intestate succession;
(v) if the Undersigned is a corporation, partnership, limited liability company, trust or other business entity (1) transfers to another corporation, partnership, limited liability company, trust or other business entity that is a direct or indirect affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the Undersigned (including other investment funds under common control with the Undersigned) or (2) distributions of shares of Common Stock or any security convertible into or exercisable for Common Stock to partners (including limited partners), limited liability company members or shareholders of the Undersigned;
(vi) by operation of law, such as pursuant to a qualified domestic order, divorce settlement, divorce decree or separation agreement;
(vii) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (i)- (vi);
(viii) pursuant to a bona fide third-party tender offer for securities of the Company, merger, consolidation or other similar transaction if approved by the Board of Directors of the Company;
(ix) in a “block” trade (as defined in Rule 10b-18 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”));  or
(x) pursuant to the Underwriting Agreement;
 provided, that (x) such transfer shall not involve a disposition for value (except in the case of transfers that would be permissible under clauses (iv), (v), (vi), (viii), (ix) or (x) above), (y) the transferee agrees in writing with the Underwriters to be bound by the terms of this Lock-Up Agreement (except in the case of transfers that would be permissible under clauses (viii) or (x) above), and (z) no filing by any party under Section 16(a) of the Exchange Act, other than filings required to be made by such party under the Exchange Act, or other public announcement shall be made voluntarily in connection with such transfer or distribution and any required filing shall clearly indicate in a footnote thereto the circumstances of the particular transfer.  For purposes of this Lock-Up Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

In addition, the foregoing restrictions shall not apply to (i) the exercise or settlement of stock options, restricted stock units, or other equity awards granted pursuant to the Company’s equity incentive plans; provided that it shall apply to any of the Undersigned’s Securities issued upon such exercise, (ii) any transfer to the Company to satisfy any tax withholding obligations of the Company or the Undersigned, or to satisfy the exercise price of stock options by the Undersigned, upon the exercise of stock options or other similar share-based awards that are granted pursuant to the Company’s equity incentive plans and outstanding as of the date of the Underwriting Agreement or (iii) the establishment of any contract, instruction or plan (a “10b5-1 Plan”) that satisfies all of the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act; provided that (a) no sales of the Undersigned’s Securities shall be made pursuant to such a 10b5-1 Plan prior to the expiration of the Lock-Up Period, and (b) to the extent a public announcement or filing under the Exchange Act, if any, is required of, or voluntarily made by the Undersigned regarding the establishment of, such 10b5-1 Plan, such announcement or filing shall include a statement to the effect that no transfer of the Undersigned’s Securities may be made under such 10b5-1 Plan during the Lock-Up Period.
The Undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Undersigned’s Securities or shares of Common Stock held by the Undersigned’s immediate family, if any, except in compliance with the foregoing restrictions. In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby further authorized to decline to make any transfer of shares of Common Stock if such transfer would constitute a violation or breach of this Lock-Up Agreement.
The Undersigned hereby represents and warrants that the Undersigned has full power and authority to enter into this Lock-Up Agreement and that, upon request, the Undersigned will execute any additional documents reasonably necessary to ensure the validity or enforcement of this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the Undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the Undersigned.
The Undersigned understands that the Undersigned shall be released from all obligations under this Lock-Up Agreement if (i) the Company notifies the Underwriters that it does not intend to proceed with the Offering, (ii) the Underwriting Agreement does not become effective, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder, or (iii) the Offering is not completed by October 31, 2025.
The Undersigned understands that the Underwriters are entering into the Underwriting Agreement and proceeding with the Offering in reliance upon this Lock-Up Agreement. The Undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the Undersigned’s heirs, legal representatives, successors and assigns.
This Lock-Up Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

This Lock-Up Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original and all such counterparts shall together constitute one and the same instrument. The exchange of counterpart signature pages of this Lock-Up Agreement via facsimile or electronic mail (including, without limitation, in “pdf”, “tif” or “jpg” and any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com) shall constitute effective execution and delivery of this Lock-Up Agreement by the parties hereto and may be used in lieu of the original signature pages to this Lock-Up Agreement for all purposes.

Very truly yours,

IF AN INDIVIDUAL:	IF AN ENTITY:

(signature)	(please print complete name of entity)

Name:	By:
(please print full name)	(duly authorized signature)

Name:
(please print full name)

Title:
(please print full title)

Address:	Address:

E-mail:	E-mail::